Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Energy XXI (Bermuda) Limited of our report dated February 27, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in EPL Oil & Gas, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

April 15, 2014